Exhibit 23.1

Members of	FRANKLIN	Contact Information:
American Institute of CPA's	GRIFFITH &	6330 McLeod Drive, Suite 7
Institute of Management Accountants	ASSOCIATES	Las Vegas, Nevada 89120
Association of Certified Fraud Examiners		(702) 736-1852 (voice)
Public Company Accounting Oversight Board		(702) 736-1608 (fax)

INDEPENDENT AUDITORS' CONSENT

We consent to the use of Eternal Energy Corp. on Form SB-2 (Registration No. 333-135531) of our Auditors' Report, dated March 27, 2005, on the balance sheet of Eternal Energy Corp. as of December 31, 2004 and the related statement of income and accumulated deficit from January 1, 2004 to December 31, 2004, changes in stockholders' equity, and cash flows for the year ended December 31, 2004.

/s/ Franklin Griffith & Associates

Franklin Griffith & Associates

January 17, 2007
Las Vegas, Nevada